FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228597-07

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) At: 09/15/20 12:07:16

Subject: *DRAFT*BMARK 2020-B19 -- New Issue Announcement (Public)

BMARK 2020-B19 -- New Issue Announcement (Public)

Co-Lead Managers & Joint Bookrunners:	Citigroup, Deutsche Bank Securities,
J.P. Morgan, Goldman Sachs & Co. LLC

Co-Managers:	Academy Securities Inc. & Drexel Hamilton

		Available				U/W NOI
Class	S&P/Fitch/KBRA	Size($mm)	C/E	WAL	Cum LTV	Debt Yld
A-1	AAA(sf)/AAAsf/AAA(sf)	13.153	30.000%	2.53	37.0%	16.6%
A-2	AAA(sf)/AAAsf/AAA(sf)	135.130	30.000%	4.82	37.0%	16.6%
A-3	AAA(sf)/AAAsf/AAA(sf)	104.500	30.000%	6.14	37.0%	16.6%
A-4	AAA(sf)/AAAsf/AAA(sf)	170.000*	30.000%	8.67*	37.0%	16.6%
A-5	AAA(sf)/AAAsf/AAA(sf)	299.142*	30.000%	9.57*	37.0%	16.6%
A-AB	AAA(sf)/AAAsf/AAA(sf)	16.663	30.000%	7.38	37.0%	16.6%
A-S	AA(sf)/AAAsf/AAA(sf)	112.108	19.375%	9.95	42.6%	14.4%
B	NR/AA-sf/AA-(sf)	51.437	14.500%	9.96	45.1%	13.6%
C	NR/A-sf/A-(sf)	43.524	10.375%	9.96	47.3%	12.9%

*SIZES SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET. RANGE OF POSSIBLE SIZES

BELOW (in $mm):

CLASS	EXPECTED RANGE OF BALANCE	EXPECTED RANGE OF WAL
A-4	NAP - 170.000	NAP - 8.67
A-5	469.142 - 299.142	9.24 - 9.57

Collateral Summary
Initial Pool Balance:	$1,110,659,878mm
Number of Mortgage Loans:	40
Number of Mortgaged Properties:	175
Average Cut-off Date Mortgage Loan Balance:	$27.766mm
Weighted Average Mortgage Interest Rate:	3.58921%
Weighted Average Remaining Term to Maturity (months):	104
Weighted Average Remaining Amortization Term (months):	357
Weighted Average Cut-off Date LTV Ratio:	52.8%
Weighted Average Maturity Date LTV Ratio:	50.9%
Weighted Average Underwritten NCF Debt Service Coverage Ratio:	2.93x
Weighted Average Debt Yield on Underwritten NOI:	11.6%
% of Mortgaged Properties with Single Tenants:	42.8%
% of Mortgage Loans with Mezzanine Debt:	10.6%
% of Mortgage Loans with Subordinate Debt:	34.3%

Property Type:	54.0% Office, 21.2% Industrial, Hospitality 8.8%, Mixed Use 5.5%
Top 5 States:	27.3% California, 8.9% Texas, 8.8% New York, 8.4% Michigan,
7.3% Illinois, 7.2% Nevada, 5.5% Florida

Risk Retention:	Vertical

Master Servicer:	Midland Loan Services, a Division of PNC Bank, National Association
Special Servicer:	Rialto Capital Advisors, LLC
Operating Advisor:	Pentalpha Suveillance LLC
Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.

Anticipated Timing:

Anticipated Pricing:	Week of 9/14/2020
Anticipated Settlement:	9/30/2020

Term Sheet
<Attached>

Annex
<Attached>

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, ANY DIRECTING HOLDER, ANY RISK RETENTION CONSULTATION PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-228597) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.